Exhibit 10.7

Illinois Casualty Company Profit Sharing

Cash Bonus Program

The Illinois Casualty Company Profit Sharing Cash Bonus Program (the Bonus) asks for associates’ commitment to think and act like owners of the business – and gives them a direct stake in its success. Objectives of the program include:

➢	Share in Illinois Casualty Company’s financial success
➢	Motivate associates to focus on specific performance objectives
➢	Reward associates annually based on overall Company performance.

The Program provides a cash bonus of between 0% and 12% of additional pay to eligible associates if the Company achieves annual objectives.

Eligibility

To be eligible to participate in the Program, an associate must meet the minimum qualifications necessary to participate in the Illinois Casualty Company 401(k) and Profit Sharing Plan. Refer to Summary Plan Description — Retirement Plan Restated 10-01-2014.

To be eligible to receive the incentive, the associate must be actively employed with Illinois Casualty Company by September 1st of the Program year and still be employed on the date of payment. The incentive payment will be made no later than March 1st of the following year.

Retirement

A special exception will be made for an associate who was actively employed with Illinois Casualty Company for the entire Program year, but whose employment status is “retired” on the incentive payment date. An associate whose planned retirement date falls between January 1st and March 1st following a Program year will not be required to delay their retirement date in order to receive the earned benefit.

Definition of Retired

Having ended one’s working or professional career.

Incentive

The extent of the profit sharing incentive pool will be based on year-end Company performance as defined in the criteria below. Each eligible associate’s bonus will be computed as a percentage of base salary received as of year-end. Base salary excludes bonus payments, Manager’s Awards, fringe benefits, relocation reimbursements, and other additional forms of pay.

Criteria

The criteria for measuring Company performance will include key components of insurance company operations: for example, Combined Ratio, Direct Written Premium, Retention, and Surplus. The criteria will be set annually, based on Company goals. Scoring above, at, or below annual targets will produce a varying numbers of points, which will be used to calculate the bonus

Glossary of Terms

Combined Ratio

Company profit occurs when the ratio is under 100% and loss occurs when the ratio is over 100%.

Combined Ratio = Incurred Losses + LAE Expense + Other Underwriting Expense
Net Earned Premium Net Written Premium

Renewal Hit Ratio

Measures success in retaining policies at renewal by comparing the number of renewals offered against the number of renewal binders received.

Renewal Hit Ratio = Renewed
Renewed + Expired

Direct Written Premium (DWP)

The premium income adjusted for additional or return premiums before deducting any premiums for reinsurance ceded and not including any premiums for reinsurance assumed.

Surplus

The amount by which admitted assets exceed liabilities.

Payout Options

Associates have the option to receive the entire amount of the Cash Bonus Payment in cash, or defer an elected amount, up to 100%, to their retirement plan. If an associate elects a cash payment, the payment will be taxed at the flat IRS rate plus applicable state rates for bonus payments.

The Profit Sharing Cash Bonus Program is provided at the discretion of Illinois Casualty Company. Illinois Casualty Company reserves the right to administer, modify or terminate the Program with or without notice at any time.